Exhibit No. EX-99.h.1.viii

DIMENSIONAL INVESTMENT GROUP INC.

TRANSFER AGENCY AGREEMENT ADDENDUM NUMBER EIGHT

THIS ADDENDUM is made as of the 1st day of May, 2002, by and between DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation (“DIG”), and PFPC INC., formerly known as “Provident Financial Processing Corporation,” (“PFPC”).

W I T N E S S E T H:

WHEREAS, DIG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, DIG has retained PFPC to serve as DIG’s transfer agent, registrar and dividend disbursing agent pursuant to a Transfer Agency Agreement dated July 12, 1991, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 23 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

WHEREAS, the parties wish to establish procedures with respect to purchases and redemptions effected by Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. DIG hereby authorizes and instructs PFPC to comply with the Remote Pricing Procedures set forth on Schedule A hereto in processing purchase and sale transactions in respect of DIG’s U.S. Small Cap Value Portfolio II, U.S. Large Cap Value Portfolio II, and DFA International Value Portfolio II effected by Fidelity which are purported to be for the qualified retirement plans for which Fidelity serves as agent.

2. DIG may, upon Written Instruction, add additional portfolios to which this Addendum Number 8 applies.

3. DIG hereby agrees to indemnify and hold harmless PFPC to the same extent as if this Addendum Number 8 was a Written Instruction under the Agreement.

4. In all other respects, the Agreement shall remain unchanged and in full force and effect.

5. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. For purposes of this Addendum, “Business Day” shall mean each day that the New York Stock Exchange is open for regular business.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Catherine L. Newell

Catherine L. Newell Vice President and Secretary

PFPC INC.

By:	/s/ Steve Turowski

Steve Turowski

SCHEDULE A

TRADE REPORTING PROCEDURES

Final net purchase or net redemption activity shall be provided by Fidelity to PFPC as follows:

(1) Fidelity shall fax the final net activity information for each Fund for each Business Day to PFPC by no later than 7:30 a.m. ET that day, regardless of whether or not activity occurred.

(2) PFPC shall notify Fidelity by 7:15 a.m. ET if the fax has not yet been received.

(3) In the event that a fax machine is unavailable to either Fidelity or PFPC, Fidelity shall provide PFPC with the activity information via a telephone call and shall confirm such information via fax as soon as practicable.

(4) Upon receipt of the fax, PFPC shall notify Fidelity via telephone in order to confirm receipt of the fax and the legibility of the information.

(5) Each Business Day PFPC shall send via regular mail to Fidelity transaction confirmations of the prior Business Day’s net purchase or net redemption, as the case may be, for each Fund. PFPC shall also send via regular mail to Fidelity, by no later than the fifth Business Day following calendar month close, a monthly statement for each Fund.

(6) PFPC shall provide to Fidelity the data reasonably necessary to record the issuance of shares to the Plan and to maintain a record of the total number of shares which are so issued.